                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON D.C. 20549


                              -----------------------


                                      FORM 8-A/A


                 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                          SECURITIES EXCHANGE ACT OF 1934


                                  INTERDENT, INC.
                     (formerly known as Wisdom Holdings, Inc.)
               (Exact name of registrant as specified in its charter)



               DELAWARE                                95-4710504
(State of incorporation or organization)   (IRS Employer Identification No.)


     222 NORTH SEPULVEDA BOULEVARD
               SUITE 740                              90245-4340
        EL SEGUNDO, CALIFORNIA                        (Zip Code)
(Address of principal executive offices)




       Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class              Name of each exchange on which
         To be so registered              each class is to be registered
         -------------------              ------------------------------
                NONE                                    NONE

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates 333-66475 (if applicable).

       Securities to be registered pursuant to Section 12(g) of the Act:

                   COMMON STOCK, PAR VALUE $0.001 per share
                                (Title of Class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

COMMON STOCK

     The Company's Restated Certificate of Incorporation authorize the issuance of 50,000,000 shares of Common Stock, par value $0.001 per share, of which rights to receive approximately 20,920,684 shares were outstanding as of March 11, 1999. The rights to receive outstanding shares are fully paid and nonassessable.

     Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time, by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata in all assets remaining after payment in full of all liabilities and liquidation preferences of preferred stockholders. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

ITEM 2.  EXHIBITS.

EXHIBIT DESCRIPTION
-------------------

*    Restated Certificate of Incorporation.

**   Bylaws.

***  Specimen certificate representing the Company's Common Stock.

-------------------

* Filed as Exhibit 3.1 to the Company's Registration Statement on Form S-4, File No. 333-66475 and incorporated herein by reference.

** Filed as Exhibit 3.3 to the Company's Registration Statement on Form S-4, File No. 333-66475 and incorporated herein by reference.

***  Filed as Exhibit 4.1 to the Company's Amendment No. 4 to the
     Registration Statement on Form S-4, File No. 333-66475 and incorporated herein by reference.


                                     SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to Exchange Act Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       INTERDENT, INC., A DELAWARE CORPORATION
                                       (Registrant)


Dated: May 14, 1999                     By: /s/ Michael T. Fiore
                                            ---------------------------------
                                            Michael T. Fiore
                                            Chief Executive Officer